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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THERE IS A REGISTRATION STATEMENT THEN IN EFFECT COVERING SUCH SECURITIES OR AN EFFECTIVE EXEMPTION FROM SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT UNDER THE CIRCUMSTANCES REGISTRATION IS NOT NECESSARY.


                  AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                                SERIES C WARRANT


         THIS CERTIFIES that, for value received, COMERGENT CAPITAL LTD. (hereinafter called "Warrantholder"), is entitled to purchase from AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC., a Nevada corporation (hereinafter called the "Company"), 500,000 shares of common stock, par value $0.001 per share (hereinafter called the "Shares") of the Company at a warrant exercise price of $0.3125 per share at any time on or before 11:59 p.m. New York time on the tenth anniversary of the date of this Warrant Certificate (the "Expiration Date"), all in accordance with the terms hereof.

         1.       Exercise of Warrants and Holding of Underlying Stock.

         1.1 The Warrants evidenced by this Warrant Certificate may be exercised prior to 11:59 p.m. New York time on the Expiration Date in whole at any time or in part from time to time during such period by the surrender of this Warrant Certificate, along with a Notice of Exercise in the form attached hereto duly executed and completed by Warrantholder, at the office of the Company, 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701-4301, Attention: President. Upon receipt of the aforesaid Notice of Exercise by facsimile, the Company shall immediately issue instructions to its transfer agent to issue to the Warrantholder within three business days of the Company's receipt of such Notice of Exercise, the number of Shares equal to the number of Shares being exercised in such Notice of Exercise. Upon delivery of such Shares, the Warrantholder shall pay the Company the Warrant exercise price with respect to the Warrants being exercised by such Notice of Exercise. Such payment shall be made by wire transfer of immediately available funds to the account of the Company at the bank specified by the Company. If less than all of the Warrants represented by this Warrant Certificate are being exercised, the Company will, upon such exercise, deliver to Warrantholder a new certificate (dated the date hereof) evidencing the Warrants not so exercised.

         1.2 Certificates representing Shares issued hereunder shall not be subject to any trading restrictions and shall not bear any restrictive legend.

         2.       Reclassification, Consolidation or Merger.

         2.1 In the event that the outstanding Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of Shares and the like, or dividends payable in Shares, an appropriate adjustment shall be made by the Board of Directors of the Company in the number of Shares and price per Share subject to this Warrant Certificate. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the Warrantholder shall at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of the vested Warrants evidenced by this Warrant Certificate the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Shares so exercised.

         2.2 Any adjustment under this Section 2 in the number of Shares subject to this Warrant Certificate shall apply proportionately to only the unexercised portion hereunder and shall not have any retroactive effect with respect to Warrants theretofore exercised. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

         2.3 No adjustment of the exercise price shall be made if the amount of such adjustment shall be less than $.01 per Share, but in such case any adjustment that would otherwise be required then to be made, shall be carried forward


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and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to no less than $.01 per share.

         2.4 No fractional shares of common stock shall be issued upon the exercise of any Warrants evidenced hereby, but in lieu thereof the number of shares of common stock that are issuable upon any exercise shall be rounded up or down to the nearest whole share.

         2.5 When any adjustment is required to be made in the exercise price or number of Shares subject to this Warrant Certificate, initial or adjusted, the Company shall, at least ten (10) days prior to the date when the circumstances giving rise to the adjustment occurred, mail to the Warrantholder a statement describing in reasonable detail any method used in calculating such adjustment.

         3.       Prior Notice as to Certain Events.

         The Company shall mail to Warrantholder not less than ten (10) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Capital Stock entitled to subscription rights, or
(b) a record will be taken (or in lieu thereof, the transfer books will be closed) for the purpose of determining the holders of Capital Stock entitled to notice of and to vote at the meeting of stockholders at which any consolidation, merger, dissolution, liquidation, winding up or sale of the Company shall be considered and acted upon.

         4.       Reservation and Issuance of Shares.

         4.1      The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate will be duly authorized, legally issued and when paid for in accordance with the terms hereof, fully paid and non-assessable, and free from all liens and charges with respect to the issue thereof to the Warrantholder, and shall be free of any resale or other restrictions. The Company represents, warrants, covenants, and agrees that it will issue timely and irrevocable instructions to its transfer agent on the date of any exercise of this Warrant for such transfer agent to deliver all Shares will be received by the Warrantholder within three trading days of Warrantholder's exercise, in whole or part, of this Warrant, with the Company being strictly liable for any failure to deliver such Shares to Warrantholder within three trading days of exercise.

         4.2 The Company will reserve at all times such number of Shares as may be issuable pursuant to the exercise of Warrants evidenced by this Warrant Certificate.

         5.       Investment Representation.

         By accepting delivery of this Warrant Certificate and by exercising any Warrants evidenced hereby, the Warrantholder represents that the Warrantholder is acquiring the Warrants and the Shares issuable upon the exercise of the Warrants for investment and not for resale or distribution.

         6.       Miscellaneous.

         6.1 The Warrantholder shall not be entitled to any rights whatsoever as a stockholder of the Company by virtue of its ownership of this Warrant Certificate.

         6.2 This Warrant Certificate is being executed and delivered in the State of New York, and this Warrant Certificate shall be interpreted under, and the Warrantholder and the Company subject to, the laws and jurisdiction of the state and federal courts of the State of New York, United States of America located in New York County. The parties hereby consent to such jurisdiction.

         6.3 Subject to the provisions of Section 1.2 hereof, this Warrant Certificate may be exercised at any time after the date hereof and prior to its expiration as of 11:59 p.m. New York time on the Expiration Date, and shall be void and of no effect after 11:59 p.m. New York time on the Expiration Date.

         6.4 By accepting delivery of this Warrant Certificate, the Warrantholder acknowledges that the Warrants granted hereunder shall be in full satisfaction of all obligations to issue Series C Warrants to the Warrantholder pursuant



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to the Term Sheet dated November 9, 2000 between the Company and the
Warrantholder, except that additional Warrants may be issued as specified in such Term Sheet.

         IN WITNESS WHEREOF, the Company and the Warrantholder have executed this Warrant Certificate this 29th day of January, 2001 by each of their duly authorized officers.

                                    AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.

                                    By:
                                       ----------------------------------------
                                            Daniel G. Brandano, Jr., President



                                    COMERGENT CAPITAL LTD.

                                    By:
                                       ----------------------------------------
                                            Kevin W. Haddon-Harris,
                                            Chief Executive Officer



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                          [Form of Notice of Exercise]

         The undersigned hereby irrevocably elects to exercise the warrants we currently hold to purchase ____________ shares of common stock, $0.001 par value per share, of AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC. (the "Company") at an exercise price of $0.3125 per share. Attached to this notice is the original Warrant certificate evidencing the aforementioned warrants. We have delivered to the Company US$_______________ representing the aggregate exercise price for the warrants exercised hereunder. A certificate representing the shares issuable upon exercise should be issued in the undersigned's name.


Dated: ________ __, _____                   COMERGENT CAPITAL LTD.

                                            By:
                                               --------------------------------
                                               Name:
                                               Title:




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